Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

On May 31, 2017, our stockholders approved the sale of substantially all of our assets through the execution of the sale of our Mortgage servicing rights (MSRs) to New Residential (NRZ). We began executing the sales of our MSRs with the initial delivery on June 16, 2017 of a portfolio of Freddie Mac MSRs and continuing with the delivery of a portfolio of Fannie Mae MSRs on July 3, 2017 and effective as of July 1, 2017 (collectively the “Executed MSR Transfers”).  The Fannie Mae delivery constitutes the completion of the disposition of a significant portion of our assets, and the pro forma statements contained herein give effect to both Executed MSR Sales, as each of these transactions has not previously been presented in our financial statements.

The following table outlines key financial information about our total MSRs as of March 31, 2017, including data specific to the Executed MSR Transfers:

As of March 31, 2017

($ In millions)

	UPB	MSR Fair Value	Servicing Advance Receivables	Total Estimated Proceeds (3)	Loans (# of units)
New Residential Commitments:
June 16, 2017 Transfer	$13,164	$112	$8	$120	81,091
July 3, 2017 Transfer	39,749	344	24	368	302,017
Executed MSR Transfers—total	52,913	456	32	488	383,108
Remaining NRZ commitments (1)	14,080	98	249	347	68,752
New Residential Commitments—total	$66,993	$554	$281	$835	451,860

Other MSR commitments(2)	2,756	19
Non-committed MSRs	2,059	23
Total MSRs	$71,808	$596

(1)         The Remaining NRZ commitments of MSRs and Servicing Advances under the NRZ Sale Agreement (as defined below)are based on the Portfolio composition as of March 31, 2017 and assuming all investor and origination source consents are received.  The final proceeds are dependent on a number of factors, including the amount and type of consents received, the composition of the portfolio and related servicing advances outstanding on each sale date.  There can be no assurances whether, or when, sale transactions related to the remaining commitments will close, or that we will receive the total amount of estimated proceeds.

(2)         Other MSR commitments include $18 million of MSR fair value committed to Lakeview Loan Servicing, LLC and $1 million of MSR fair value committed to other counterparties.  On May 2, 2017, we completed the sale of $7 million of MSRs fair value to Lakeview under these commitments, leaving $11 million of MSR fair value remaining committed to Lakeview.

(3)         Total estimated proceeds is not reduced for amounts of holdback, as outlined in the NRZ Sale Agreement (as defined below) to address indemnification claims by New Residential and to address mortgage loan document deficiencies.  Holdback for the Executed MSR Transfers is $46 million in total, as of the respective transfer dates.

The unaudited pro forma consolidated financial information of PHH Corporation is being presented to give effect only to the Executed MSR Transfers to NRZ.  The sales of the Remaining NRZ commitments and Other MSR commitments were not included in the proforma adjustments.

Sale Agreement Background

Pursuant to an agreement dated as of December 28, 2016 (the “NRZ Sale Agreement”), we have committed to sell our portfolio of MSRs as of October 31, 2016 (excluding the GNMA MSRs that were committed to be sold to Lakeview Loan Servicing, LLC), together with all servicing advances related to the MSR Portfolio, to New Residential Mortgage LLC.  Based on the MSR Portfolio composition as of March 31, 2017, $554 million of our MSR fair value (or 93% of our $596 million total MSR asset) is committed under the NRZ Sale Agreement.  Further, we have commitments to sell $281 million of servicing advance receivables to New Residential related to this population.

In connection with the execution of the NRZ Sale Agreement, PHH Mortgage and New Residential entered into a Subservicing Agreement, which became effective on June 16, 2017 upon the initial sale date of the MSRs. Pursuant to the Subservicing Agreement, PHH Mortgage will be retained by New Residential as a subservicer for the MSR Portfolio, which as of March 31, 2017 consisted of 452 thousand mortgage loans, for an initial period of three years.  The Subservicing Agreement is subject to certain transfer and termination provisions.

Accounting Treatment

For sales of MSRs pursuant to the NRZ Sale Agreement, we will recognize cash proceeds from the legal sale and transfer of the MSRs; however, as illustrated in the pro forma financial statements, we expect to record the transactions as a secured borrowing with the pledge of collateral under accounting principles generally accepted in the United States of America.  As a result, we expect to recognize an increase in Cash received from each transfer, offset by a reduction in Servicing advance receivables and the recognition of a liability for Secured borrowing.  In future periods, the Change in fair value of the transferred MSR asset  accounted for as collateral pledged under a secured borrowing arrangement is expected to be substantially offset by the Change in fair value of the related Secured borrowing liability, as we expect to elect to account for that liability at fair value.

As of March 31, 2017, our MSR asset was recorded at fair value with the assessment of value incorporating the pricing associated with the NRZ Sale Agreement.  Therefore, there is no expected gain or loss on the MSR Sale as of that date; however, we expect to recognize a loss of up to $32 million related to transaction costs and retained risk on these Executed MSR Transfers, which is included in our estimate of losses of up to $40 million in total for all MSR sales under the NRZ Sale Agreement.  After the execution of the MSR Sale transactions, we expect to continue to operate as a servicer and we will continue to recognize results from servicing in our financial information.

Pro Forma Consolidated Financial Information

The following unaudited pro forma consolidated financial information of PHH Corporation was derived from our historical consolidated financial statements and is being presented to give effect to the Executed MSR Transfers.

The unaudited pro forma condensed consolidated statements of operations reflect the Executed MSR Transfers as if those actions occurred at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet reflects the Executed MSR Transfers as if they occurred on March 31, 2017.  The pro forma statements do not give any effect to the utilization of cash proceeds, transaction costs and retained risk, the delivery of any other MSRs committed to New Residential or any other counterparty, and certain other events and transactions.  See below under “Other Events and Transactions” for further discussion of items not included in pro forma adjustments.

See above under “Accounting Treatment” and the footnotes accompanying the pro forma financial information for further explanation of the accounting for the transactions and the pro forma adjustments. The unaudited pro forma financial statements should be read in conjunction with our historical financial statements as filed in our Form 10-K for the year ended December 31, 2016 and our Form 10-Q for the three months ended March 31, 2017.

The unaudited pro forma financial information is provided for informational purposes only and is not intended to reflect what the actual financial position or results of operations of the Company would have been had the disposition occurred on the dates indicated, nor is it necessarily indicative of our future financial position or results of operations. The pro forma adjustments are based upon the best information available and certain assumptions that management believes to be reasonable in the circumstances.  There can be no assurance that such information and assumptions will not change from those reflected in the pro forma financial statements and the accompanying notes.

Other Events or Transactions

We have announced the conclusions and outcomes from our strategic review initiated in 2016, including certain actions that are pending execution.  We evaluated all other transactions and events that we expect to significantly affect our business, and have included discussion below of these events that were not included in our pro forma adjustments.

Use of Proceeds and Other expected cash flows

In connection with the MSR sales and the disposition of a significant portion of our assets, on June 19, 2017, we announced the commencement of tender offers and consent solicitations for any and all of the $615 million outstanding principal of our senior unsecured notes pursuant to the existing terms of the bond indentures.   On July 3, 2017, we announced the results of the early tender deadline, and have repaid $496 million aggregate principal of our senior unsecured notes for consideration of $509 million, plus $27 million for early tender payments and accrued and unpaid interest.  The tender offer and consent solicitations remain open until the July 17, 2017 expiration date, and, we cannot estimate the probable amount of total senior unsecured notes which may ultimately be retired. We recognized $42 million of Unsecured interest expense in 2016 related to our total senior unsecured notes.

As of March 31, 2017, we have identified other expected uses of our cash over the next 18 months which include the following estimated outflows:

• $173 million related to the exit of the PLS business, including expected operating losses and costs to complete the exit;

• $40 million for costs associated with re-engineering and transitioning our business; and

• $46 million for payment of MSR transaction costs and strategic review advisory, legal and professional fees.

Further, we intend to maintain excess cash to cover contingencies, which include $121 million related to our legal and regulatory reserves, and excess cash to cover other contingencies, including mortgage loan repurchases, reasonably possible losses for legal and regulatory matters in excess of reserves, and MSR sale agreement indemnifications.

Home Loans Transactions

In February 2017, the Company announced it has entered into agreements to sell certain assets of PHH Home Loans and its subsidiaries, including its mortgage origination and processing centers and the majority of its employees.  PHH Home Loans is a joint venture between the Company and Realogy Corporation, which provides mortgage origination services for brokers associated with brokerages owned or franchised by Realogy Corporation, and represented substantially all of our Real Estate channel, and 20% of the Company’s total mortgage production volume (based on dollars) for the three months ended March 31, 2017.  After the completion of these transactions, the Company would no longer operate through its Real Estate channel.

Agreements related to these intended transactions include:

Asset sale transactions.  On February 15, 2017, the Company entered into an agreement to sell certain assets of our PHH Home Loans joint venture to Guaranteed Rate Affinity, LLC, which is a newly formed joint venture formed by subsidiaries of Realogy Holdings Corp. and Guaranteed Rate, Inc.

JV Interests Purchase.  In connection with the asset sale agreement, PHH entered into an agreement to purchase Realogy’s 49.9% ownership interests in the PHH Home Loans joint venture, for an amount equal to their interest in the residual equity of PHH Home Loans after the final closing of the Asset sale transactions.

The execution of these transactions is subject to closing conditions as set forth in the agreements.  At the completion of the above described transactions, we expect to receive or pay amounts to resolve the remaining assets and liabilities of the PHH Home Loans legal entity.  If consummated, we would expect to close this transaction by the end of 2017 and estimate that we will receive net proceeds of $92 million in connection with these transactions.

PLS Business Exit

In November 2016, we announced our intentions to exit the private label services (PLS) channel.   We have begun to execute our plans to exit PLS, which we believe will be substantially complete by the first quarter of 2018. For the year ended December 31, 2016, the PLS channel represented 79% of our total closing volume (based on dollars).

We incurred $49 million of Exit and disposal costs and $25 million of operating losses through March 31, 2017 related to the exit of PLS, and we expect to incur up to $56 million of additional exit costs and pre-tax operating losses of $95 million over the next twelve months while we implement the exit from this channel.  In total, we estimate we may have a cash outflow of $220 million related to the PLS exit costs and operating losses.

PHH 2.0 / Reorganization

As announced in February 2017, we intend to operate as a smaller business that is focused on subservicing and portfolio retention services.  To execute this reorganization, we estimate that we will incur costs of $30 million to $40 million (pre-tax) as part of our program to re-engineer our business, which includes $10 million of costs to complete our Home Loans Transactions and actions to reduce our shared-services overhead costs.  While we have targeted total annual shared services expenses of $75 million for ‘PHH 2.0’, compared to the $220 million of total shared services expenses recognized in 2016, those cost reduction actions and all other actions to result in our standalone subservicing and portfolio retention business have not yet been executed.

PHH Corporation and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheets

($ In millions)

	As of March 31, 2017
	As Reported	MSR Sale (1)	MSR sale- related cash outflows (2)	Pro Forma (3)
ASSETS
Cash and cash equivalents	$936	$488	$(179)	$1,245	(4)
Restricted cash	64	—	—	64
Mortgage loans held for sale	471	—	—	471
Accounts receivable, net	61	—	—	61
Servicing advances, net	599	—	—	599
Mortgage servicing rights	596	—	—	596
Property and equipment, net	32	—	—	32
Deferred taxes, net	—	—	92	92
Other assets	92	—	—	92
Total assets	$2,851	$488	$(87)	$3,252

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$185	$—	$—	$185
Subservicing advance liabilities	271	32	—	303
Debt, net	1,083	—	(18)	1,065	(4)
MSR financing, at fair value	—	456	—	456
Deferred taxes, net	69	—	(69)	—
Loan repurchase and indemnification liability	43	—	—	43
Other liabilities	149	—	—	149
Total liabilities	1,800	488	(87)	2,201

PHH Corporation stockholders’ equity	1,024	—	—	1,024
Noncontrolling interest	27	—	—	27
Total equity	1,051	—	—	1,051
Total liabilities and equity	$2,851	$488	$(87)	$3,252

Footnotes to Pro Forma Balance Sheets

(1)         MSR Sale:     As of March 31, 2017, our MSR asset was recorded at fair value with the assessment of value incorporating the pricing associated with the NRZ Sale Agreement.  Therefore, there is no expected gain or loss on these MSR Sales as of that date; however, we expect to recognize a loss of up to $32 million related to transaction costs and retained risk on these Executed MSR Transfers which was not included in the pro forma adjustments presented.  The proforma adjustment for Cash received does not include adjustment for amounts of holdback to address indemnification claims by New Residential and to address mortgage loan document deficiencies.  Holdback for these Executed MSR Transfers is $46 million in total, as of the respective transfer dates;  the estimate of transaction costs and retained risk discussed previously includes our estimate of loss for holdback collectability.

While we will receive the cash proceeds for the Servicing advance receivables, directly after transferring the receivables to New Residential, we would assume the management of the receivables due to our continuing role as subservicer for the portfolio.  Therefore, the pro forma adjustments reflect the continued recognition the Subservicing advance receivables for these loans; however, the receivables would be funded by New Residential, and a Subservicing advance liability will be recognized related to their funding of that asset.

The pro forma adjustments do not include adjustment for any future MSR sales executed under the NRZ Sale Agreement, or the execution of any MSR sales to other counterparties.  See “Overview” for further discussion of those commitments and related financial information.

(2)         MSR sale-related cash outflows:  As direct outcomes of these MSR sales, we will experience cash outflows related to the repayment of borrowings under our PHH Servicing Advance Receivables Trust (“PSART”) debt facility, as borrowings of that facility are secured by the advance receivables, and cash outflows related to the deferred tax liability related to MSRs.  Expected cash outflows include $18 million repayment of PSART for the portion of the advances that had been funded by that facility and $161 million payment for realization of our Deferred tax liability related to the MSRs.  The Deferred Tax amount is shown separately above to effect the reclassification of our net deferred position from liability to asset, as $69 million to reduce the Deferred tax net liability to zero and $92 million increase to Deferred tax asset position.

In addition, see “Other Events or Transactions” in the introduction to these pro forma statements for discussion of our intended use of proceeds to repay our senior unsecured notes, which is not included in the pro forma adjustments for MSR sale-related cash outflows.

(3)         See “Other Events or Transactions” in the introduction to these pro forma statements for discussion of other significant events or transactions impacting our business, including other MSR sale commitments, for which pro forma adjustments were not presented herein.

(4)   Cash Outflows for Debt Repayment:  Cash and cash equivalents as presented does not include a pro forma adjustment with respect to the repayment of our senior unsecured notes.

In connection with the MSR sales and the disposition of a significant portion of our assets, on June 19, 2017, we announced the commencement of tender offers and consent solicitations for any and all of the $615 million outstanding principal of our senior unsecured notes pursuant to the existing terms of the bond indentures.  On July 3, 2017, we announced the results of the early tender deadline, and have repaid $496 million aggregate principal of our senior unsecured notes for consideration of $509 million, plus $15 million for early tender payments and $12 million of accrued and unpaid interest, for $536 million total cash outflows.  We expect to recognize a pre-tax loss of $28 million in connection with the debt repayment.

The tender offer and consent solicitations remain open until the July 17, 2017 expiration date, and, we cannot estimate the probable amount of total senior unsecured notes which may ultimately be retired.

PHH Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

($ In millions, except per share amounts)

	Three Months Ended March 31, 2017
	As Reported	Income from Capitalized MSRs (1)(3)	Income from Subservicing (2)(3)	Pro Forma (4)
REVENUES
Origination and other loan fees	$44	$—	$—	$44
Gain on loans held for sale, net	42	—	—	42
Net loan servicing income:
Loan servicing income	62	(42)	25	45
Change in fair value of MSRs	(29)	21	—	(8)
Net derivative gain related to MSRs	—	—	—	—
Net loan servicing income	33	(21)	25	37
Net interest expense	(7)	1	(14)	(20)
Other income	2	—	—	2
Net revenues	114	(20)	11	105

EXPENSES
Salaries and related expenses	86	—	—	86
Commissions	11	—	—	11
Loan origination expenses	9	—	—	9
Foreclosure and repossession expenses	7	—	—	7
Professional and third-party service fees	37	—	—	37
Technology equipment and software expenses	9	—	—	9
Occupancy and other office expenses	9	—	—	9
Depreciation and amortization	4	—	—	4
Exit and disposal costs	25	—	—	25
Other operating expenses	22	—	—	22
Total expenses	219	—	—	219
Loss before income taxes	(105)	(20)	11	(114)
Income tax benefit	(34)	(8)	4	(38)
Net loss	(71)	(12)	7	(76)
Less: net income attributable to noncontrolling interest	(4)	—	—	(4)
Net loss attributable to PHH Corporation	$(67)	$(12)	$7	$(72)

Basic and diluted loss per share attributable to PHH Corporation	$(1.26)	$(0.22)	$0.13	$(1.35)
Weighted-average common shares outstanding—Basic and diluted	53,682,514

(Continued)

	Year Ended December 31, 2016
		Executed MSR Transfers		Other Events
	As Reported	Income from Capitalized MSRs (1)(3)	Income from Subservicing (2)(3)	Income related to February Lakeview Transfer (5)	Pro Forma (4)
REVENUES
Origination and other loan fees	$280	$—	$—	$—	$280
Gain on loans held for sale, net	262	—	—	—	262
Net loan servicing income:				—
Loan servicing income	353	(174)	100	(34)	245
Change in fair value of MSRs	(238)	149	—	29	(60)
Net derivative gain related to MSRs	10	(6)	—	—	4
Net loan servicing income	125	(31)	100	(5)	189
Net interest expense	(32)	3	(55)	—	(84)
Other (loss) income	(13)	—	—	—	(13)
Net revenues	622	(28)	45	(5)	634

EXPENSES
Salaries and related expenses	345	—	—	—	345
Commissions	64	—	—	—	64
Loan origination expenses	64	—	—	—	64
Foreclosure and repossession expenses	35	—	—	—	35
Professional and third-party service fees	156	—	—	—	156
Technology equipment and software expenses	42	—	—	—	42
Occupancy and other office expenses	47	—	—	—	47
Depreciation and amortization	16	—	—	—	16
Exit and disposal costs	41	—	—	—	41
Other operating expenses	116	—	—	—	116
Total expenses	926	—	—	—	926
Loss before income taxes	(304)	(28)	45	(5)	(292)
Income tax benefit	(111)	(11)	18	(2)	(106)
Net loss	(193)	(17)	27	(3)	(186)
Less: net income attributable to noncontrolling interest	9	—	—	—	9
Net loss attributable to PHH Corporation	$(202)	$(17)	$27	$(3)	$(195)

Basic and diluted loss per share attributable to PHH Corporation	$(3.77)	$(0.32)	$0.50	$(0.06)	$(3.65)
Weighted-average common shares outstanding—Basic and diluted	53,627,170

Footnotes to Pro Forma Condensed Consolidated Statements of Operations

(1)         Income from Capitalized MSRs:  The Pro forma adjustment for the elimination of income from capitalized MSRs specific to the portfolios of MSRs in the Executed MSR Transfers includes:

•                  the elimination of Loan servicing income related to the portfolio of MSRs in the Executed MSR Transfers.  Below is a schedule presenting the as reported total Loan servicing income for 2016 and the first quarter of 2017, summarizing the amount attributable to Capitalized Servicing activities and revenue from the existing subservicing portfolio, which will remain with the Company and was not subject to pro forma adjustment.  The historical income from capitalized servicing was reduced by the ratio of MSR UPB sold to NRZ versus the capitalized UPB for the respective period, as the fees earned from capitalized servicing are driven by the underlying portfolio UPB.

	Year Ended December 31, 2016			Three Months Ended March 31, 2017
	Cap. Servicing	Sub- Servicing	Total	Cap. Servicing	Sub- Servicing	Total
	(In millions)
Servicing fees	$266	$67	$333	$54	$11	$65
Late fees and other ancillary revenue	29	10	39	6	1	7
Curtailment interest paid to investors	(16)	—	(16)	(3)	—	(3)
Subtotal	$279	$77	$356	$57	$12	$69
Loss on MSR Sales(a)			(3)			(7)
Total Loan servicing income			$353			$62

Ratio of MSRs Sold to NRZ(b)	62%			74%
Pro-Forma Adjustment	$174			$42

(a)  Losses realized on MSR sales are normally presented within Late fees and other ancillary revenue in our financial information.   For calculation of the pro forma adjustment, those losses on MSR sales were excluded from that revenue in the table above, as the Executed MSR Transfers will not impact those amounts.

(b)  Ratio of MSRs sold to NRZ is based on the UPB of the Executed Transfers of $52.9 billion against the ending capitalized servicing portfolio UPB of $84.7 billion and $71.8 billion for the year ended December 31, 2016 and the three months ended March 31, 2017, respectively.

•                  Change in fair value of MSRs includes both the MSR market-related adjustments and MSR related cash flows.  The elimination of Change in fair value of MSRs was based on the ratio of MSRs sold to NRZ, as outlined above;  and

•                  a reduction in Net interest expense related to the estimated reduction of borrowings on our ‘PSART’ Servicing advance Debt facility related to the Executed MSR Transfers.  Under substantially all of our subservicing arrangements, including the agreement with New Residential with respect to this MSR Sale portfolio, our Subservicing clients fund Servicing advance receivables on their portfolio (which is recognized within Subservicing advance liabilities in our Consolidated Balance Sheets).   For subservicing arrangements, we would not incur interest expense related to the future funding of Servicing advance receivables.

(2)         Income from Subservicing:  As discussed further under “Sale Agreement Background” in the introduction to these pro forma statements, PHH Mortgage will be retained by New Residential as a subservicer for the MSR Portfolio.

The pro forma adjustment for Income from subservicing includes an estimate within Loan servicing income for the Subservicing fee revenue and Late fees and other ancillary servicing revenue, related to the 383 thousand loan units transferred in the Executed MSR Transfers.  Actual revenues received from subservicing may vary from our expectations, due to run-off of the transferred portfolio resulting in a reduction of units that will be subject to the Subservicing Agreement.

The MSR Sale will result in Secured borrowing accounting, where we continue to record the MSR asset on the Balance sheet, with MSR financing debt recognized for the cash received under the NRZ Sale Agreement. We expect to elect fair value accounting treatment for the MSR financing debt.  We expect the future amounts recorded to effect Secured borrowing accounting, including changes recognized to reduce the MSR assets and MSR financing debt, and the Change in fair value of each instrument, to have no net impact to our results of operations.  The pro forma adjustment column for Income from Subservicing includes $55 million and $14 million for the year ended December 31, 2016 and three months ended March 31, 2017, respectively, within each of Loan servicing income and Net interest expense related to the estimated yield on the MSR asset and interest expense on the Secured borrowing debt.

(3)         Expenses:  The pro forma adjustment columns presenting the elimination of income related to capitalized MSRs and addition of Subservicing unit revenue do not reflect any adjustments to our expenses as the units that will be serviced under the subservicing arrangement with New Residential were included in our Total servicing portfolio for the periods presented, and our costs associated with servicing the loans would be substantially the same when subservicing as when we owned the MSRs.  Furthermore, we do not expect there to be any significant change in our servicing operations, employee base, or per-unit direct cost as a result of the MSR Sale.

(4)         Other:  The pro forma statements were prepared to illustrate only the isolated and measurable effects of the proposed transactions. The adjustments to the statements do not include a number of significant nonrecurring expenditures associated with our strategic review and other costs that we would not expect to occur in our future operations.

These significant nonrecurring expenditures which had a negative impact to our results include:

	Year Ended December 31, 2016	Three Months Ended March 31, 2017
	(In millions, and pre-tax)
Costs related to our Strategic review and re-engineering programs that recognized primarily within Professional fees, as those programs were substantially complete with the announcement of our strategic conclusions in February 2017	$60	$17
Exit and disposal costs, related to Reengineering our shared services functions and related to our exit of the PLS business	41	25
Impairment of our equity-method investment in Speedy Title and Appraisal Services (‘STARS’), recorded within Other income (loss), which is primarily driven by forecasted decrease in volumes due to our exit of the PLS business	23	1
	$124	$43

In addition, see “Other Events or Transactions” in the introduction to these pro forma statements for discussion of other significant events or transactions impacting our business for which pro forma adjustments were not presented herein.

(5)         Income related to Lakeview February MSR Transfer: In November 2016, the Company entered into an agreement to sell substantially all of its Ginnie Mae (“GNMA”) MSRs and related advances to Lakeview Loan Servicing, LLC (“Lakeview”).  On February 2, 2017, the initial sale of GNMA MSRs under this agreement was completed, representing $10.2 billion of unpaid principal balance, $74 million of MSR fair value, and $11 million of Servicing advances with total expected proceeds of $85 million from the initial transfer.

For the pro forma financial information for the year ended December 31, 2016, an adjustment is presented to reduce our Net Loan servicing income for the portions of Loan servicing fees and Changes in value of MSRs (including payoffs, realized cash flows and changes in value) attributable to the population of MSRs transferred to Lakeview in February.  This adjustment was required only to the 2016 financial information as the transfer was executed within the first quarter of 2016 and the financial impact for that period is not significant.

On May 2, 2017, an additional sale of GNMA MSRs to Lakeview was completed, representing $1 billion of unpaid principal balance, $7 million of MSR fair value, and $1 million of Servicing advances (as of March 31, 2017).  The proforma adjustments do not give effect to this transfer for either period as the financial impact is not significant.